CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses, dated May 1, 2010, and "Independent Registered Public Accounting Firm" and "Financial Statements" in Statement of Additional Information, dated May 1, 2010, and to the incorporation by reference in this Registration Statement (Form N-1A)(Post-Effective Amendment No. 19 to File No. 333-84797; Amendment No. 20 to File No. 811-09525) of Rydex Dynamic Funds of our report dated February 25, 2010 on the financial statements and financial highlights of the Rydex Dynamic Funds included in the 2009 Annual Report to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
April 26, 2010